Dear Shareholders,

2009 was an extraordinarily challenging year created by a constrained economic and spending environment.  It was also a year in which TMNG Global demonstrated its ability to execute on strategic initiatives and deliver financial results consistent with our expectations. Total revenues for the full year came in at approximately $65 million and cash flow from operations was positive. These results are correlated to our actions early in the year to preserve our core revenue base and deepen our relationships with our largest clients, while simultaneously maintaining a targeted approach to business development.

At the onset of 2009, we acted quickly to implement a sales strategy focused on deepening and widening relationships with our top revenue generating clients, which included volume pricing contracts spanning various engagements within a single client organization.  The approach served to maximize consultant utilization and ensured a more predictable and ongoing revenue stream, for only a modest trade-off in margin. The strategy worked, driving average utilization to 82% for the full year, which created both value for clients and positive momentum for our business.

Over the course of the year, around the globe, we serviced a grand total of 382 engagements within 64 clients.   This remarkable achievement, in the midst of our generation’s worst global recession, speaks to the quality and demand for our services by telecommunications, media and entertainment companies. These industries are undergoing a paradigm shift driven by explosive growth in content consumption fueled by shortened innovation cycles in the areas of mobility, devices and applications, constrained only by operators’ ability to meet massive demands for bandwidth.  Over the years TMNG Global has created solutions to tackle exactly these types of challenges in an ever-changing and dynamic environment.  Our end-to-end capabilities, which include strategy and operational consulting combined with software and services, places us in a differentiated competitive position.  The work we have performed in meeting the strategic and operational transformation requirements of our clients has won praise and positive recognition within our industry.

The value proposition we offer was evident in the increasing business momentum we saw as we moved through 2009, as demonstrated by the positive trend in our sequential performance over the course of the year.  In addition, we achieved our first commercial launch of Ascertain® in the U.S in 2009. We continue to see great potential for Ascertain® with U.S. cable and telecommunication companies as evidenced by healthy activity in our pipeline.

In addition to capturing opportunities with our best clients, we are also cultivating efficient channel partner relationships to extend our reach.  Our current roster includes an India based provider of IT solutions, a major global investment bank, and an industry leader in IP service fulfillment solutions, among others. We are very pleased with the in-roads we are making via these complementary partnerships and look forward to capitalizing on them in the years ahead.

Not only did we remain focused on revenue generation in 2009, but we also were vigilant on expenses. In fact, our sales strategy helped us deliver on our objectives by lowering engagement acquisition costs.  We held down operating expenses as a percentage of revenue while maintaining the talent necessary to win and service clients and maintaining a low voluntary attrition rate of approximately 10%.

As we look forward, we continue to be laser-focused on achieving top-line growth and delivering improved operating results. While the “great recession” has been difficult, I feel confident in saying we are now a fundamentally stronger company because of the challenges we faced.  We have: strengthened our position within our largest clients; re-established the competitiveness and strength of our strategy group; begun building the Ascertain® solution’s reputation in the U.S.; maintained a healthy balance sheet; and delivered positive cash flow from operations on a full year basis.  Assuming business conditions continue to improve in the markets we serve, TMNG Global is poised for a successful 2010.

I would like to thank all of our shareholders, employees, consultants, and business partners for their dedication, insights, and support as we forge ahead on our path to growth.

Richard P. Nespola
Chairman and Chief Executive Officer